NEVADA GOLD ANNOUNCES SECOND QUARTER RESULTS
Continues To Grow Operating Assets

Houston, TX - November 30, 2005 - Nevada Gold & Casinos, Inc. (AMEX: UWN) today announced financial results for the second quarter ended October 23, 2005.

For the second quarter of fiscal 2006, net revenues increased to $3.3 million compared to $1.1 million in the second quarter ended September 30, 2004. The net revenue increase was primarily due to $1.4 million in casino revenues and $478,000 in food and beverage revenues recorded during the second quarter from the Colorado Grande Casino-Cripple Creek, which the Company acquired during April 2005. In addition, revenues increased as a result of a $670,000 or 63% increase in credit enhancement fees from the River Rock project.

Operating expenses increased to $3.3 million from $1.2 million primarily as a result of the inclusion of the casino operations, food and beverage, marketing and administrative, and facility expenses from the Colorado Grande Casino-Cripple Creek and higher corporate expenses. The Company experienced higher corporate expenses due to its pursuit of additional gaming opportunities as well as its internal efforts to develop a more substantial casino operations team.

The Company’s equity in earnings from Isle of Capri-Black Hawk (IC-BH), the Company’s joint venture with Isle of Capri Casinos, Inc. was $1.9 million for the second quarter ended October 23, 2005, compared to $1.7 million for the second quarter of fiscal 2004. IC-BH’s second quarter adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), was $12.6 million in the second quarter of fiscal 2006 compared to $9.3 million in the second quarter of fiscal 2005. A reconciliation of adjusted EBITDA to net income is provided in the attached financial statements.

Net income for the second quarter of fiscal 2006 was $1.0 million compared to $1.1 million in the second quarter of fiscal 2005. Net income per diluted common share was $0.08, compared to $0.08 in the prior year period. Diluted weighted average common shares outstanding in the second quarter were 13.6 million compared to 14.7 million in the prior year period. During the second quarter of fiscal 2006, the Company repurchased 109,000 shares of the Company’s common stock in the open market.

H. Thomas Winn, Chairman and CEO commented, “During the second quarter we made significant progress in our transition to an operating company. We made several important additions to our team including Jon Arnesen as President and COO, we formed American Racing and Entertainment, L.L.C. to develop and operate racetracks and video lottery terminal operations in New York, and we are continuing to enhance our operational infrastructure to best position the Company for growth. The next two years will be the busiest in our history as we plan on bringing on several projects including Tioga Downs, the Muscogee (Creek) Nation Casino, the LaJolla Band of Luiseño Indians casino and Vernon Downs, if it is acquired by American Racing.”

Financial Presentation

In presenting these results, the Company noted that on June 6, 2005, it changed its fiscal year end to the last Sunday in April rather than March 31. The Company did not submit financial information for the three months period ended October 24, 2004 in its Form 10-Q because the information was not practical or cost beneficial to prepare. References in this press release to the second quarter of fiscal year 2006 represents the three months ending October 23, 2005, and references to the second quarter of fiscal year 2005 represents the three months ending September 30, 2004. Management believes that the three months ended September 30, 2004 provides a meaningful comparison to the second quarter of fiscal year 2006.

Earnings Conference Call and Webcast

The Company will discuss second quarter financial results via the earnings conference call to be held at 3:30 p.m. CST today via the internet at www.nevadagold.com, Investor Relations, Events. If you are unable to participate during the live webcast, the conference call replay will be available by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. Replay Pin Number 4629979. In addition, the call will be archived on the Company’s website, http://www.nevadagold.com, through December 7, 2005.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,”“believe,”“expect,”“future,”“intend,”“plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company’s public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging and entertainment facilities in Colorado, California, Oklahoma, New York and New Mexico. The Company owns a 43% interest in the Isle of Capri-Black Hawk, L.L.C., which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 50% interest in the Tioga Downs Racetrack in New York and has a management contract for the facility. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties. Native American projects consist of River Rock Casino in Sonoma County, California, Route 66 Casino west of Albuquerque, New Mexico, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, L.L.C. in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit http://www.nevadagold.com.

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	October 23,	March 31,
	2005	2005
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$4,551,289	$3,846,195
Accounts receivable	976,992	794,435
Notes receivable - affiliates, current portion	1,200,000	1,200,000
Income tax receivable	--	113,288
Other current assets	2,009,961	312,220
Total current assets	8,738,242	6,266,138

Investments in unconsolidated affiliates	26,792,794	21,647,329
Investments in development projects	7,065,564	6,801,637
Notes receivable - affiliates, net of current portion	2,566,412	2,777,136
Notes receivable - development projects	24,420,281	6,562,323
Goodwill	6,350,705	--
Property and equipment, net of accumulated depreciation
of $191,315 and $73,408 at October 23, 2005 and
March 31, 2005, respectively	2,575,907	110,549
Deferred tax asset	--	618,282
Other	1,294,674	547,120
Total assets	$79,804,579	$45,330,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,396,444	$1,029,877
Accrued interest payable	256,063	20,453
Other accrued liabilities	596,702	--
Long-term debt, current portion	4,646,483	3,317,499
Deferred tax liability	1,012,620	--
Total current liabilities	8,908,312	4,367,829

Long-term debt, net of current portion and discount	40,812,247	9,632,773
Deferred income	568,757	178,835
Total liabilities	50,289,316	14,179,437

Commitments and contingencies	--	--

Minority interest	443,030	299,884

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000
shares authorized; 13,417,703 and 12,755,203 shares
issued and outstanding at October 23, 2005 and
March 31, 2005, respectively	1,610,124	1,530,624
Additional paid-in capital	16,673,244	14,817,101
Retained earnings	17,093,202	14,419,719
Accumulated other comprehensive income	291,875	83,749
Treasury stock, 620,500 shares at cost	(6,596,212)	--
Total stockholders' equity	29,072,233	30,851,193
Total liabilities and stockholders' equity	$79,804,579	$45,330,514

Nevada Gold & Casinos, Inc.
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended		24 Days Ended
	October 23,	September 30,	October 23,	September 30,	April 24,
	2005	2004	2005	2004	2005
Revenues:
Casino	$1,441,912	$--	$3,276,767	$--	$--
Food and beverage	478,321	--	979,211	--	--
Other	34,565	16,903	70,190	33,805	4,507
Credit enhancement fee	1,735,517	1,065,868	3,653,421	2,417,135	702,305
Gross revenues	3,690,315	1,082,771	7,979,589	2,450,940	706,812
Less promotional allowances	(389,043)	--	(932,658)	--	--
Net revenues	3,301,272	1,082,771	7,046,931	2,450,940	706,812

Operating expenses:
Casino	685,433	--	1,527,343	--	--
Food and beverage	248,946	--	473,721	--	--
Marketing and administrative	497,891	--	940,067	--	--
Facility	49,626	--	103,960	--	--
Corporate expense	1,648,628	1,149,054	3,085,954	2,321,529	408,982
Depreciation and amortization	126,732	65,106	215,827	73,869	18,509
Other	27,091	19,356	46,746	13,163	345
Total operating expenses	3,284,347	1,233,516	6,393,618	2,408,561	427,836
Operating income	16,925	(150,745)	653,313	42,379	278,976
Non-operating income (expenses):
Earnings from unconsolidated affiliates	2,329,249	2,065,375	4,822,026	4,885,360	--
Interest income/(expense), net	(445,510)	29,100	(787,654)	(120,988)	(38,733)
Minority interest	(327,564)	(158,881)	(617,976)	(361,824)	(106,420)
Income before income tax expense	1,573,100	1,784,849	4,069,709	4,444,927	133,823
Income tax expense	(569,692)	(678,242)	(1,478,235)	(1,614,326)	(51,814)
Net income	$1,003,408	$1,106,607	$2,591,474	$2,830,601	$82,009

Per share information:
Net income per common share - basic	$0.08	$0.08	$0.20	$0.22	$0.01
Net income per common share - diluted	$0.08	$0.08	$0.19	$0.20	$0.01

Basic weighted average number of shares outstanding	12,811,516	13,038,239	12,915,192	12,780,421	12,755,203
Diluted weighted average number of shares outstanding	13,580,681	14,662,363	13,785,696	14,930,353	14,247,762

Computation of Earnings Per Share

The following is presented as a reconciliation of the numerators and denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128:

	Three Months Ended		Six Months Ended
	October 23,	September 30,	October 23,	September 30,
	2005	2004	2005	2005
Numerator:
Basic:
Net income available to common
stockholders	$1,003,408	$1,106,607	$2,591,474	$2,830,601

Diluted:
Net income available to common
stockholders	$1,003,408	$1,106,607	$2,591,474	$2,830,601
Add: interest on convertible debt	17,115	59,788	40,719	121,969
Net income available to common
stockholders	$1,020,523	$1,166,395	$2,632,193	$2,952,570

Denominator:
Basic weighted average number of
common shares outstanding	12,811,516	13,038,239	12,915,192	12,780,421
Dilutive effect of common stock options and warrants	292,453	518,291	303,407	985,910
Dilutive effect of convertible debt	476,712	1,105,833	567,097	1,164,022
Diluted weighted average number of
common shares outstanding	13,580,681	14,662,363	13,785,696	14,930,353

Earnings per share:
Net income per common share - basic	$0.08	$0.08	$0.20	$0.22

Net income per common share - diluted	$0.08	$0.08	$0.19	$0.20

Isle of Capri Black Hawk, L.L.C.
Comparative Financial Highlights on Continuing
Operations by Casino Property
(In thousands)

	Three Months Ended
	October 23, 2005			October 24, 2004
			Adjusted			Adjusted
			EBITDA			EBITDA
	Net	Adjusted	Margin %	Net	Adjusted	Margin %
	Revenues (1)	EBITDA (2)	(2)	Revenues (1)	EBITDA (2)	(2)
Isle-Black Hawk	$29,522	$9,896	33.5%	$25,548	$8,852	34.6%
Colorado Central
Station	10,110	2,718	26.9%	8,073	409	5.1%
Total	$39,632	$12,614	31.8%	$33,621	$9,261	27.5%

	Six Months Ended
	October 23, 2005			October 24, 2004
			Adjusted			Adjusted
			EBITDA			EBITDA
	Net	Adjusted	Margin %	Net	Adjusted	Margin %
	Revenues (1)	EBITDA (2)	(2)	Revenues (1)	EBITDA (2)	(2)
Isle-Black Hawk	$58,467	$19,720	33.7%	$51,845	$19,038	36.7%
Colorado Central
Station	20,522	5,245	25.6%	16,416	930	5.7%
Total	$78,989	$24,965	31.6%	$68,261	$19,968	29.3%

Isle of Capri Black Hawk, L.L.C.
Reconciliation of Adjusted EBITDA to Net Income (Loss) by Casino Property
(In thousands)

	Three Months Ended		Six Months Ended
	October 23,	October 24,	October 23,	October 24,
	2005	2004	2005	2004
Isle-Black Hawk:
Adjusted EBITDA	$9,896	$8,852	$19,720	$19,038
Depreciation and amortization	(2,231)	(1,758)	(4,293)	(3,474)
Interest expense, net	(1,840)	(884)	(3,216)	(1,562)
Management fee	(1,349)	(1,204)	(2,684)	(2,472)
Net income	$4,476	$5,006	$9,527	$11,530

Net income margin % (3)	15.2%	19.6%	16.3%	22.2%

Colorado Central Station:
Adjusted EBITDA	$2,718	$409	$5,245	$930
Depreciation and amortization	(1,031)	(661)	(2,026)	(1,228)
Interest expense, net	(1,344)	(1,358)	(2,707)	(2,734)
Management fee	(493)	(255)	(997)	(519)
Income tax benefit	73	710	197	1,350
Net loss	$(77)	$(1,155)	$(288)	$(2,201)

Net loss margin % (3)	-0.8%	-14.3%	-1.4%	-13.4%

(1) Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.

(2) EBITDA is “earnings before interest, income taxes, depreciation and amortization.” Adjusted EBITDA for each property was calculated by adding preopening expense, management fees and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property level Adjusted EBITDA as the primary measure of the properties’ performance. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance; or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The properties have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayment, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue. Reconciliations of net income (loss) to Adjusted EBITDA are included in the financial schedules accompanying this release.

(3) Net income (loss) margin was calculated by dividing net income (loss) by net revenue.

CONTACTS:	Nevada Gold & Casinos, Inc., Houston
H. Thomas Winn, 713-621-2245

Integrated Corporate Relations
Don Duffy 203-682-8200